Exhibit 10.2

BSD MEDICAL CORPORATION
2188 West 2200 South
Salt Lake City, Utah 84119

April 7, 2009

Mr. Harold R. Wolcott

Re: Employment Offer

Dear Mr. Wolcott:

BSD Medical Corporation (the “Company”), is excited about the opportunity to work with you.  We feel that your experience and expertise will quickly make you an asset to our team.  Therefore, we are pleased to offer you employment on the following terms:

1.
Position.  You will serve in a full-time capacity as President of the Company.  By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations that would legally preclude you in any way from immediate employment with the Company.

2.
Period of Employment.  Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.

3.
Salary.  You will be paid a salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000) per year, payable in accordance with the Company's standard payroll practices for salaried employees. Your salary will be subject to adjustment pursuant to the discretion of the Board of Directors or Compensation Committee of the Company.

4.
Benefits.  You will receive the benefits offered by the Company to its salaried employees, including health and dental insurance coverage.  The Company reserves the right  to change or terminate any of the benefits that it offers at any time.

5.
Option to Purchase Shares.  You will be awarded an option to purchase 655,760 shares of the Company’s common stock.  The exercise price per share will be equal to the fair market value per share on the date the option is granted.  The option will be subject to the terms and conditions applicable to options granted under the Company's  Second Amended and Restated 1998 Incentive Stock Option Plan and the applicable Notice of Grant of Stock Option.  Subject to your continued employment, the Option will vest in accordance with the Notice of Grant of Stock Option.

6.	Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes.

7.
Entire Agreement.  This letter agreement constitutes the entire agreement between the parties with respect to the matters covered hereby and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

Employment Offer
Harold R. Wolcott
April 7, 2009

8.
Amendment and Governing Law.  This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes will be governed by Utah law.

We hope that you find the foregoing terms acceptable.  You may indicate your agreement with these terms and accept this offer by signing and dating an original copy of this letter agreement and returning it to me.

Very truly yours,

BSD MEDICAL CORPORATION

By: /s/ Paul F. Turner
Name:	Paul F. Turner
Its:	Chairman of the Board
Senior Vice President and Chief Technology Officer

I have read and accept the terms of this employment offer.

/s/ Harold R. Wolcott
Harold R. Wolcott

DATE:  April 7, 2009